UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 1, 2012

Business Development Corporation of America

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

814-00821	27-2614444
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor

New York, New York 10022

(Address, Including Zip Code, of Principal Executive Offices)

(212) 415-6500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Business Development Corporation of America (“BDCA” or the “Company”) today announced that its net asset value (“NAV”) per share for the quarter ended March 31, 2012 was $9.23, based on preliminary evaluations. In the first quarter of 2012, the Company continued to fully cover distributions with net income from operations.

In addition, the Company also announced that on April 25, 2012, its board of directors authorized the increase of the Company’s public offering price on its common shares from $10.26 to $10.44 per share. This increase will become effective for the shares purchased immediately following its next bi-monthly closing scheduled for May 2, 2012, and is consistent with BDCA’s pricing policy, which ensures that its NAV per share will not exceed its net offering price per share. BDCA will maintain regular monthly distributions as announced on August 29, 2011, equal to a rate of $0.00222191781 per share each day. As a result, BDCA’s annualized distribution yield is 7.77% based on the new $10.44 per share public offering price.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated May 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

Date: May 1, 2012	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman